Exhibit 8.1

Subsidiaries of Avita Medical Limited

C3 Operations Pty Ltd – Australia

Avita Medical Europe Ltd – United Kingdom

Avita Medical Americas LLC – United States

Infamed Pty Limited – Australia

Visiomed Group Pty Ltd – Australia

August 22, 2019

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